UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2010

GXS Worldwide, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-167650	35-2181508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9711 Washingtonian Boulevard, Gaithersburg, MD	20878
(Address of principal executive offices)	(Zip Code)

301-340-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 4, 2010 GXS issued a press release announcing the appointment of a new principal financial officer of GXS Group, Inc. (“GXS Group”) and its principal subsidiaries, including GXS Worldwide, Inc. (the "Company").  Effective on or about November 15, 2010 Gregg Clevenger will serve as the Company's Executive Vice President and Chief Financial Officer.  As of that date, John Duvall will no longer serve as the Company's principal financial officer, and will assume the position of Senior Vice President, Finance.   Mr. Duvall will continue to serve as Treasurer and as principal accounting officer.    Mr. Clevenger, age 46, previously served as chief financial officer of Infinia Corporation, a solar technology company, from 2007 through August 2010.   Prior to that, Mr. Clevenger briefly served in 2007 as executive vice president and chief financial officer of iQor, an international accounts receivable management company, and was executive vice president and chief financial officer of Mpower Communications, a publicly traded communications provider, from 2002 to 2006.  Earlier in his career Mr. Clevenger was an investment banker for ten years, with Goldman Sachs, Morgan Stanley and Argent Group.

A copy of the press release announcing the appointments of Mr. Clevenger and Mr. Duvall is attached hereto as Exhibit 99.1 and incorporated by reference in this Item 5.02 of Form 8-K.

Under the terms of Mr. Clevenger’s employment letter, which he accepted on November 1, 2010, Mr. Clevenger will receive an annual base salary in the amount of $350,000, with a target annual bonus of $150,000 (which shall be pro-rated for 2010).  He will also be awarded 1,000,000 options to purchase common stock of GXS Group, which will vest ratably over four years from date of grant, subject to his continuous employment during such period.  The options will be awarded under the 2010 GXS Group, Inc. Long Term Incentive Plan, which was filed as an exhibit to the Company’s quarterly report on Form 10-Q on August 31, 2010.

Item 9.01	Financial Statements and Exhibits.

Exhibit.
99.1	Press Release dated November 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GXS WORLDWIDE, INC.

Date: November 4, 2010	/s/ Robert E. Segert
Robert E. Segert President and Chief Executive Officer